Exhibit 99.1

To Our Smith-Midland Shareholders, Customers, Associates and Business Partners:

Results of Operations for 2018
The Company earned $1.7 million in 2018, which was significantly impacted by the deferred buy-back agreement on our largest barrier order in Company history. As a result, while the subject barrier deliveries are expected to be completed by the end of 2019, the Company will continue to recognize the deferred income through 2022, increasing revenues and bottom line profits each year. With continued reinvestment, the Company’s total assets increased to $41.4 million while maintaining minimal debt of $4.5 million at the end of 2018.

Precast Concrete Manufacturing Operations
The Virginia plant produced some of the largest contracts in Company history throughout 2018, which included the highest weekly production in plant history during the fourth quarter 2018. During 2019, we anticipate to spend $1.5 million on yard development and expansion to increase storage capacity for the planned production volume requirements mainly associated with the large soundwall projects in the current backlog.

Operations at the South Carolina plant struggled during 2018 with performance below a break-even level. Lower margins combined with lower production volumes constrained the South Carolina plant’s earnings. We plan to invest $1.0 million in the South Carolina plant during 2019 to support our quality initiative, as we continue to concentrate on improvement efforts.

The North Carolina plant operated profitably near full capacity in 2018. The expansion for the new plant in North Carolina is set to open in the third quarter 2019 and will double the capacity for the location to accommodate growth. The plant and yard are also designed with the capability of doubling the size of the facility in the future. The Company continues to bid larger projects in the region to utilize the additional space.

Easi-Set Worldwide Precast Concrete Licensing
Royalty revenue in 2018 was impacted due to weather related issues in the southeast region of the United States. The Company added a premier precaster as a SlenderWall licensed producer during the year. In early 2019, the Company hired a seasoned executive to the national sales team for SlenderWall to lead the strategic sales growth for the product.

The new MASH TL3 highway barrier standards have begun implementation in states across the country. The Company is expecting all highway barrier to be remade over the next ten years as we approach the sunset date on previous barrier standards. During the decade long transition, we expect to see an increase in barrier sales and barrier royalties.

Concrete Safety Systems Barrier Rentals
The barrier rental division continued to expand in 2018 with the fleet increasing to 180,000 linear feet of barrier. Rental revenues, excluding one-time special projects, increased 27% during 2018 as compared to 2017. To prepare for the growing fleet and anticipated customer demand, the Company developed a 3 acre storage lot near the Virginia facility during 2018, with plans to develop the remaining 16 acres in 2020. The fleet addition combined with complementary product offerings within the rental division have proven successful as we address customer needs. Expansion of the high margin division is a focus of management to generate growth to the top and bottom line.

Future Outlook
We continue to see opportunities to grow the business through our proprietary products and in our rental division that are multi-year initiatives. Along with the current goals for our operating plants and divisions, we continue to make decisions to prepare the Company for the future. We strive daily for continuous improvement in all aspects of the business, with focus on the long-term success of the Company while generating value for our shareholders.

 /s/Ashley B. Smith
Ashley B. Smith
Chief Executive Officer